MINISTRY OF COMUNICATIONS AND MULTIMEDIA MALAYSIA
KEMENTERIAN KOMUNIKASI DAN MULTIMEDIA MALAYSIA
Lot 4G9, Persiaran Perdana, Precinct 4
Pusat Pentadbiran Kerajaan Persekutuan
62100 PUTRAJAYA
MALAYSIA

Tel: 603-8000 8000
Fax: 603-89117853
Web Page: www.kkmm.gov.my

Our Ref.: KKMM.BTK.(S).600-9/3/1 JLD.16 (20)
Date: 26 July 2021

Mr Houlin Zhao
Secretary General
International Telecommunication Union (ITU)
Place des Nations
CH-1211 Geneva 20
SWITZERLAND

Dear Sir,

APPLICATION OF ANGKASAX INNOVATION SDN BHD AS AN ASSOCIATE IN ITU – RADIOCOMMUNICATION (ITU-R)

The Ministry of Communications and Multimedia Malaysia would like to present its compliments to International Telecommunication Union (ITU).

2. In reference to the application from AngkasaX Innovation Sdn Bhd to become an associate in ITU-R, the administration of Malaysia hereby agree to endorse the application. AngkasaX Innovation Sdn Bhd has stated its commitment to participate in ITU programme and will pay annual contribution accordingly.

3. Therefore, the Ministry would like to request ITU to proceed with necessary procedure to process AngkasaX Innovation Sdn Bhd's application.

Your kind attention and cooperation in this matter is highly appreciated.

Thank you.

Yours sincerely,

(AHMAD NORHAD ZAHARI)
On behalf of the Secretary General
Ministry of Communications and Multimedia Malaysia

cc.
Chairman MCMC
Director of International Affairs Division, MCMC